UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

Olema Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39712	30-0409740
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
512 2nd Street, 4th Floor
San Francisco, California		94107
(Address of principal executive offices)		(Zip Code)

(415) 651-3316

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, $0.0001 par value per share	OLMA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into Material Definitive Agreement.

On June 7, 2022, Olema Pharmaceuticals, Inc. (“Olema”) and Aurigene Discovery Technologies Limited (“Aurigene”), entered into an exclusive global license agreement (the “License Agreement”) to research, develop and commercialize novel small molecule inhibitors of an undisclosed oncology target.

Under the terms of the License Agreement, Olema will make an upfront licensing payment of $8 million for rights to a pre-existing Aurigene program. Aurigene will also be eligible to receive up to $60 million in potential clinical development and regulatory milestones, up to $370 million in potential commercial milestones, and royalties ranging from the mid-single digits to the low teens based on annual net sales. During the initial research term, Olema will contribute funding to Aurigene to facilitate ongoing discovery efforts and the companies will jointly direct further preclinical work. Upon successful completion of the research term, Olema will lead clinical development as well as regulatory and commercial activities.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, which will be filed as an exhibit to Olema’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022. Olema intends to redact certain portions of the License Agreement for confidentiality purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLEMA PHARMACEUTICALS, INC

Dated: June 8, 2022

	By:	/s/ John B. Moriarty, Jr.
John B. Moriarty, Jr.
Executive Vice President, Chief Legal Officer and Corporate Secretary